Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 588-5555 F (617) 588-5554 www.vcel.com

Vericel Reports First Quarter 2026 Financial Results and Raises Full-Year Financial Guidance
Total Revenue Increased 30% to $68.4 Million, with MACI Revenue Growth of 22% and Burn Care Revenue Growth of 91%
Gross Margin of 72% and Adjusted EBITDA Growth of 195%
Free Cash Flow of $15.1 Million
Full-Year 2026 Revenue Guidance Raised by $10 Million to $326 to $336 Million
Conference Call Today at 8:30am Eastern Time

CAMBRIDGE, Mass., May 7, 2026 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the first quarter ended March 31, 2026.

First Quarter 2026 Financial Highlights
•Total net revenue growth of 30% to $68.4 million
•MACI® net revenue growth of 22% to $56.4 million
•Burn Care net revenue growth of 91% to $12.0 million
•Gross margin of 72%
•Net loss of $6.3 million, or $0.12 per diluted share
•Non-GAAP adjusted EBITDA increased 195% to $9.6 million, or 14% of revenue
•Operating cash flow of $16.4 million
•Free cash flow of $15.1 million
•Approximately $211 million in cash and investments, and no debt

Business Highlights and Updates
•Record first quarter total revenue, MACI revenue and Burn Care revenue
•MACI revenue growth of 20% or more for the fourth consecutive quarter, with a four-quarter trailing revenue growth rate of 23%
•Epicel® first quarter revenue growth of 119%
•Double-digit MACI biopsy and implant growth, with record first quarter MACI biopsies, implants and biopsy and implanting surgeons, and the second highest number of MACI biopsies and biopsy surgeons in any quarter since launch

Exhibit 99.1
•Announced BARDA award valued at up to $197 million for procurement and advanced development of NexoBrid®
•Received FDA approval for MACI commercial manufacturing at the Company’s new state-of-the-art advanced therapy manufacturing facility
•Remain on track to submit MACI marketing authorization application to U.K. MHRA in 2026

“The Company delivered outstanding financial and business results in the first quarter, as we generated strong revenue and profit growth and achieved several key business objectives,” said Nick Colangelo, President and CEO of Vericel. “With a record first quarter performance across both of our commercial franchises, we believe that the Company is well-positioned for another year of high revenue and profit growth, an inflection in cash generation, and continued progress on our long-term growth initiatives.”

2026 Financial Guidance
•Total revenue of $326 to $336 million, compared to previous guidance of $316 to $326 million
•MACI revenue of $282 to $288 million, compared to previous guidance of $280 to $286 million
•Burn Care revenue of $44 to $48 million, compared to previous guidance of $36 to $40 million
•Reaffirmed full-year profitability guidance of gross margin of approximately 75% and adjusted EBITDA margin of approximately 27%

First Quarter 2026 Results
Total net revenue for the quarter ended March 31, 2026 increased 30% to $68.4 million, compared to $52.6 million in the first quarter of 2025. Total net product revenue for the quarter included $56.4 million of MACI (autologous cultured chondrocytes on porcine collagen membrane) net revenue, $10.9 million of Epicel (cultured epidermal autografts) net revenue, and $1.1 million of NexoBrid (anacaulase-bcdb) net revenue, compared to $46.3 million of MACI net revenue, $5.0 million of Epicel net revenue, and $1.3 million of NexoBrid net revenue, respectively, in the first quarter of 2025.

Gross profit for the quarter ended March 31, 2026 was $49.3 million, or 72% of net revenue, compared to $36.3 million, or 69% of net revenue, for the first quarter of 2025.

Total operating expenses for the quarter ended March 31, 2026 were $57.3 million, compared to $49.1 million for the same period in 2025. The increase in operating expenses was primarily due to increased headcount and related employee expenses, including the MACI sales force expansion, and additional costs related to the Company’s new Burlington facility.

Net loss for the quarter ended March 31, 2026 was $6.3 million, or $0.12 per diluted share, compared to $11.2 million, or $0.23 per diluted share, for the first quarter of 2025.

Exhibit 99.1
Non-GAAP adjusted EBITDA for the quarter ended March 31, 2026 was $9.6 million, or 14% of net revenue, compared to $3.2 million, or 6% of net revenue, for the first quarter of 2025. A table reconciling non-GAAP measures is included in this press release for reference.

Conference Call Information
Today’s conference call will be available live at 8:30 a.m. Eastern Time. The live webcast can be accessed on the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. Presentation slides for the conference call will be available on the webcast and on the Vericel website. A replay of the webcast will be available until May 6, 2027.

To participate by telephone, dial 800-330-6730 or +1-312-471-1351 if connecting from outside the U.S. When connected, please use passcode: 244506.

About Vericel Corporation
Vericel is a leading provider of advanced therapies for the sports medicine and severe burn care markets. The Company combines innovations in biology with medical technologies, resulting in a highly differentiated portfolio of innovative cell therapies and specialty biologics that repair injuries and restore lives. Vericel markets three products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. Vericel also holds an exclusive license for North American rights to NexoBrid (anacaulase-bcdb), a biological orphan product containing proteolytic enzymes, which is indicated for eschar removal in adults and pediatric patients with deep partial-thickness and/or full-thickness thermal burns. For more information, please visit www.vcel.com.

Epicel®, MACI® and MACI Arthro® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2026 Vericel Corporation. All rights reserved.

GAAP v. Non-GAAP Measures
Vericel’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission (SEC). Vericel has provided in this release certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA, which includes adjustments for specific items that are generally not indicative of our core operations, and free cash flow described in this release, provide additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are

Exhibit 99.1
not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Forward-Looking Statements
Vericel cautions you that all statements other than statements of historical fact included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting us and are subject to risks, assumptions, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those expressed or implied by the forward-looking statements in this press release. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

Among the factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, uncertainties associated with our expectations regarding future revenue, growth in revenue, market penetration for MACI, MACI Arthro, Epicel, and NexoBrid, growth in profit, gross margins and operating margins, the ability to continue to scale our manufacturing operations to meet the demand for our cell therapy products, the ability to sustain profitability, contributions to adjusted EBITDA, the expected target surgeon audience, potential fluctuations in sales and volumes and our results of operations over the course of the year, timing and conduct of clinical trial and product development activities, timing and likelihood of the FDA’s potential approval of the use of MACI to treat cartilage defects in the ankle, the timing and likelihood of obtaining market approval for MACI in the United Kingdom, the estimate of the commercial growth potential of our products and product candidates, competitive developments, changes in third-party coverage and reimbursement, including recent and future healthcare reform measures and private payor initiatives, surgeon adoption of MACI Arthro, physician and burn center adoption of NexoBrid, labor strikes, supply chain disruptions or other events or factors that might affect our ability to manufacture MACI or Epicel or affect MediWound’s ability to manufacture and supply sufficient quantities of NexoBrid to meet customer demand, including but not limited to conflicts in the Middle East region involving Israel or those related to disruptions of land or sea transportation routes or distribution or shipping channels, uncertainties associated with the potential benefits of the Company’s agreement with BARDA for the procurement and development of NexoBrid and the availability of funding from BARDA under that agreement, negative impacts on the global economy and capital markets resulting from the conflicts in Ukraine and Iran and a potential regime change in Iran, as well as other hostilities in the Middle East, changes in trade policies and regulations, including the potential for increases or changes in duties, and current and potentially new tariffs or quotas, lingering effects of adverse developments affecting financial institutions, companies in the financial services industry or the financial services

Exhibit 99.1
industry generally, changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures, the impact from future regulatory, judicial and legislative changes affecting our industry or the broader market, including those included in the One Big Beautiful Bill Act, and a U.S. government shutdown.

These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026, Vericel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 7, 2026, and in other filings with the SEC. These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Investor Contact:
Eric Burns
ir@vcel.com
+1 (734) 418-4411

Exhibit 99.1

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts - unaudited)

	Three Months Ended March 31,
	2026	2025
Product sales, net	$68,425	$52,598
Total revenue	68,425	52,598
Cost of product sales	19,159	16,325
Gross profit	49,266	36,273
Research and development	8,104	7,261
Selling, general and administrative	49,226	41,804
Total operating expenses	57,330	49,065
Loss from operations	(8,064)	(12,792)
Other income (expense):
Interest income	1,851	1,657
Interest expense	(160)	(153)
Other income	71	42
Total other income	1,762	1,546
Net loss	$(6,302)	$(11,246)
Net loss per common share:
Basic	$(0.12)	$(0.23)
Diluted	$(0.12)	$(0.23)
Weighted-average common shares outstanding:
Basic	50,773	49,905
Diluted	50,773	49,905

Exhibit 99.1
VERICEL CORPORATION
RECONCILIATION OF REPORTED NET LOSS (GAAP)
TO ADJUSTED EBITDA (NON-GAAP MEASURE)
(in thousands - unaudited)

	Three Months Ended March 31,
	2026	2025
Net loss	$(6,302)	$(11,246)
Stock-based compensation expense	11,294	11,505
Depreciation and amortization	3,267	2,686
Net interest income	(1,692)	(1,504)
Pre-occupancy lease expense and tech transfer	2,989	1,801
Adjusted EBITDA (Non-GAAP)	$9,556	$3,242

Exhibit 99.1
VERICEL CORPORATION
RECONCILIATION OF FREE CASH FLOW (NON-GAAP MEASURE)
(in thousands - unaudited)

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$16,383	$6,600
Capital expenditures	(1,257)	(14,212)
Free cash flow (Non-GAAP)	$15,126	$(7,612)

Net cash used in investing activities	$(4,201)	$(15,142)
Net cash (used in) provided by financing activities	$(2,979)	$3,198

Exhibit 99.1
VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - unaudited)

	March 31,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$109,295	$100,092
Short-term investments	36,045	37,407
Accounts receivable (net of allowance for doubtful accounts of $13 and $13, respectively)	72,383	84,634
Inventory	18,351	17,560
Other current assets	7,990	7,744
Total current assets	244,064	247,437
Property and equipment, net	107,113	108,397
Intangible assets, net	5,469	5,625
Right-of-use assets	63,409	64,774
Long-term investments	65,284	61,395
Other long-term assets	288	341
Total assets	$485,627	$487,969
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,009	$15,828
Accrued expenses	13,967	19,236
Current portion of operating lease liabilities	14,063	13,969
Other current liabilities	116	116
Total current liabilities	47,155	49,149
Operating lease liabilities	80,362	82,284
Other long-term liabilities	1,879	1,896
Total liabilities	129,396	133,329
Total shareholders’ equity	356,231	354,640
Total liabilities and shareholders’ equity	$485,627	$487,969